Exhibit 99.1

Delek US Holdings Reports First Quarter 2019 Results

•	Reported record first quarter net income of $149.3 million and adjusted EBITDA of $237.5 million

•	Expect to repurchase $60 million of stock during the second quarter 2019

•	Increased regular quarterly dividend by 3.7 percent to $0.28 per share

•	Alkylation unit at Krotz Springs refinery operational in early April

•	El Dorado refinery turnaround completed on April 24, 2019

BRENTWOOD, Tenn.-- May 6, 2019 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its first quarter ended March 31, 2019. Delek US reported first quarter 2019 net income of $149.3 million, or $1.90 per diluted share, versus a net loss of $(40.4) million, or $(0.49) per basic share, for the quarter ended March 31, 2018. On an adjusted basis, Delek US reported adjusted net income of $121.2 million, or $1.54 per diluted share for the first quarter 2019. This compares to adjusted net income of $21.5 million, or $0.26 per diluted share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $237.5 million compared to Adjusted EBITDA of $104.9 million in the prior-year period. Reconciliations of net income reported under U.S. GAAP to adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

Quarterly results improved year-over-year primarily due to better performance in the refining segment. The refining segment contribution margin increased to $294.3 million in the first quarter 2019, compared to $133.2 million in the prior-year period. The improved results in refining benefited from a more favorable Midland-Brent crude oil price differential, lower RINs expense and an active inventory management strategy during a period of rising prices. Included in our reported and adjusted results on a pre-tax basis in the first quarter 2019, was approximately $61.0 million of inventory valuation benefit excluding the effect of a lower of cost or market gain. Reported and adjusted results in the period also included a pre-tax expense of approximately $9.0 million related to an asset disposal and emission allowance cost in the refining segment. In the prior year period, refining results included a benefit of approximately $115.5 million related to a combination of the 2017 RINs waivers and a biodiesel tax credit, while the first quarter of 2019 did not realize any benefit from either RINs waivers or a biodiesel tax credit.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "This was a great start to 2019. Performance benefited from our WTI-linked crude slate through the widening of the Midland-Brent crude oil differential and solid commercial execution as market conditions improved. The capture rates in our refining operations have continued to improve as sustainable commercial initiatives have been implemented by our team. These initiatives should benefit us going forward, along with a wider Midland-Brent crude oil differential that has averaged $11.60 per barrel so far in the second quarter. Our commitment to return cash to shareholders continued in the first quarter as $67 million was returned through dividends and share repurchases. We expect to repurchase $60 million of our stock in the second quarter and announced an increase in our dividend for the first quarter 2019. Through our repurchase program, we have reduced our weighted average share count by 13 percent since the peak in the second quarter 2018."

Mr. Yemin continued, "We remain focused on developing our midstream operations. During the first quarter, we exited the proposed PGC Partnership allowing us to explore more favorable options to participate in one of the announced long haul crude oil pipelines. The Big Spring Gathering System continues to develop which, when combined with our potential participation in a long haul pipeline, should support our target to achieve $350 to $370 million of EBITDA from our midstream operations by 2023."
Alkylation Project Completed
The alkylation unit at the Krotz Springs refinery was completed in early April providing additional flexibility to the refinery. The total cost was approximately $138.0 million. This project is expected to generate an annualized incremental net income of approximately $33.2 million and incremental EBITDA of approximately $50.0 million based on current market prices. This unit should improve the ability to convert low value products into gasoline, enable the refinery to produce multiple summer gasoline grades and increase octane, allowing the refinery to produce premium gasoline. Because of the conversion improvement at the refinery from this project, its returns are expected to be less dependent on the crack spread environment over time.

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Regular Quarterly Dividend and Share Repurchase
Delek US announced today its Board of Directors declared a regular quarterly cash dividend of $0.28 per share. This represents a 3.7 percent increase from our previous regular quarterly dividend. Shareholders of record on May 20, 2019 will receive this cash dividend payable on June 3, 2019.

Based on settlement dates during the first quarter 2019, Delek US repurchased approximately 1.3 million shares of Delek US common stock for approximately $46.2 million, with an average price of $35.73 per share. At March 31, 2019, there was approximately $363.6 million of total available authorization remaining to repurchase shares. Based on settlement date, approximately $3.8 million of repurchases were completed in early April as part of the first quarter 2019 program. Delek US expects additional repurchases of approximately $60.0 million of Delek US common stock during the second quarter 2019.

Liquidity
As of March 31, 2019, Delek US had a cash balance of $989.7 million and total consolidated debt of $1,761.1 million, resulting in net debt of $771.4 million. As of March 31, 2019, Delek US' subsidiary, Delek Logistics Partners, LP ("Delek Logistics"), had $705.2 million of total debt and $5.4 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $984.3 million in cash and $1,055.9 million of debt, or a $71.6 million net debt position.

Refining Segment
Refining segment contribution margin was $294.3 million in the first quarter 2019 compared to $133.2 million in the first quarter 2018. On a year-over-year basis, results benefited from a wider discount for the Midland to Brent differential, lower RINs expense and a higher crack spread. In addition, as discussed earlier, results in the first quarter 2019 benefited from a rising price environment during the period. Performance at the Krotz Springs, Louisiana refinery continued to improve as it benefited from a crude slate with increased amounts of Midland crude oil and better net-backs as a result of lower RINs prices. The first quarter 2018 results included a benefit from RINs waivers and a biodiesel tax credit that were not present in the first quarter 2019. The Gulf Coast 5-3-2 crack spread increased to $13.02 per barrel for the first quarter 2019, compared to $11.53 per barrel for the same period in 2018.

Results during the first quarter 2019 include a Midland to Cushing market differential during the period that was higher than the average market differential due to an inventory timing effect. The estimated realized Midland to Cushing differential included in reported results was approximately $4.26 per barrel during the first quarter 2019, taking into consideration this inventory timing effect. During the El Dorado refinery turnaround, our refining system continued to process all of our available Midland crude oil.

During the first quarter 2019, the Midland WTI crude oil differential to Brent crude oil was an average discount of $10.13 per barrel compared to $4.70 per barrel in the prior-year period. The Midland WTI crude oil differential to Cushing WTI was an average discount of $3.86 per barrel in first quarter 2019 compared to an average premium of $0.37 per barrel in the first quarter 2018. Contango in the oil futures market was $0.36 per barrel in the first quarter 2019, compared to backwardation of $0.12 per barrel in the first quarter 2018.

During the first quarter 2019, the Environmental Protection Agency did not finalize its decision related to small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. In the first quarter 2018, the El Dorado, Arkansas and Krotz Springs, Louisiana refineries received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver resulted in approximately $59.3 million of RINs expense reduction at El Dorado and $31.6 million at Krotz Springs for the first quarter 2018.

The U.S. Congress did not approve a biodiesel blenders tax credit during the first quarter 2019. In the first quarter 2018, approximately $24.6 million of income was recognized in the renewables business in the refining segment from a $1 per gallon biodiesel blenders federal tax credit that was approved in February 2018 on a retroactive basis for calendar year 2017.

Logistics Segment
The logistics segment contribution margin in the first quarter 2019 increased to $40.1 million compared to $36.3 million in the first quarter 2018. The primary factor that increased contribution margin was a benefit from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018, which was partially offset by a lower gross margin in west Texas wholesale marketing.

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Retail Segment
For the first quarter 2019, contribution margin was $10.2 million compared to $11.9 million in the prior year period for the retail segment. Merchandise sales were approximately $75.3 million with an average retail margin of 31.0% in the first quarter 2019, compared to merchandise sales of approximately $80.5 million with an average retail margin of 30.2% in the prior year period. Approximately 53.9 million retail fuel gallons were sold at an average margin of $0.19 per gallon in the first quarter 2019 compared to 53.7 million retail fuel gallons sold at an average margin of $0.19 per gallon in the first quarter 2018. On a same store sales basis in the first quarter 2019, merchandise sales increased 0.8% and fuel gallons sold increased 4.1% compared to the prior-year period.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was a loss of $10.8 million in the first quarter 2019 compared to a loss of $29.1 million in the prior-year period. The net hedging gain included in this segment in the first quarter 2019 was $8.8 million compared to a net hedging loss of $17.8 million in the prior-year period.

First Quarter 2019 Results | Conference Call Information
Delek US will hold a conference call to discuss its first quarter 2019 results on Monday, May 6, 2019 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 6, 2019 by dialing (855) 859-2056, passcode 6275616. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) first quarter 2019 earnings conference call that will be held on Monday, May 6, 2019 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 281 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; returning cash to shareholders; payments of dividends; growth; investments into our business; execution of our midstream growth initiatives, including the Big Spring Gathering System and the long-haul crude oil pipeline; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance

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projects; the ability to grow the Big Spring Gathering System; the ability to obtain commitments and construct a long-haul pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going operations (collectively, "Adjusting Items") recorded during the period;

•
Adjusted unrealized hedging (gains) losses - calculated as GAAP unrealized (gains) losses on commodity derivatives that are economic hedges but not designated as hedging instruments adjusted to exclude unrealized (gains) losses where the instrument has matured but where it has not cash settled as of the balance sheet date. This adjustment more appropriately aligns matured commodity derivatives gains and losses with the recognition of the related cost of materials and other. There are no premiums paid or received at the inception of the derivative contracts, and upon settlement there is no cost recovery associated with these contracts;

•
Adjusted net income (loss) per share - calculated as adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;

•
Adjusted EBITDA - calculated as EBITDA adjusted for the identified adjusting items in adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;

•	Refining margin - calculated as the difference between total refining revenues and total cost of materials and other; and

•
Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period.

We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and they may obscure our underlying results and trends.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$989.7	$1,079.3
Accounts receivable, net	780.2	514.4
Accounts receivable from related parties	—	—
Inventories, net of inventory valuation reserves	905.8	690.9
Other current assets	85.0	135.7
Total current assets	2,760.7	2,420.3
Property, plant and equipment:
Property, plant and equipment	3,121.4	2,999.6
Less: accumulated depreciation	(849.1)	(804.7)
Property, plant and equipment, net	2,272.3	2,194.9
Operating lease right-of-use assets	198.3	—
Goodwill	857.8	857.8
Other intangibles, net	94.9	104.4
Equity method investments	135.0	130.3
Other non-current assets	52.8	52.9
Total assets	$6,371.8	$5,760.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,232.8	$1,009.7
Accounts payable to related parties	1.3	1.5
Current portion of long-term debt	32.0	32.0
Obligation under Supply and Offtake Agreements	158.9	312.6
Current portion of operating lease liabilities	43.3	—
Accrued expenses and other current liabilities	392.6	307.7
Total current liabilities	1,860.9	1,663.5
Non-current liabilities:
Long-term debt, net of current portion	1,729.1	1,751.3
Obligation under Supply and Offtake Agreements	225.9	49.6
Environmental liabilities, net of current portion	139.5	139.5
Asset retirement obligations	74.7	75.5
Deferred tax liabilities	226.7	210.2
Operating lease liabilities, net of current portion	157.5	—
Other non-current liabilities	59.0	62.9
Total non-current liabilities	2,612.4	2,289.0
Stockholders’ equity:
Common stock, $0.01 par value, 110,000,000 shares authorized, 90,722,641 shares and 90,478,075 shares issued at March 31, 2019 and December 31, 2018, respectively	0.9	0.9
Additional paid-in capital	1,135.5	1,135.4
Accumulated other comprehensive income	39.3	28.6
Treasury stock, 13,769,424 shares and 12,477,780 shares, at cost, as of March 31, 2019 and December 31, 2018, respectively	(560.3)	(514.1)
Retained earnings	1,110.1	981.8
Non-controlling interests in subsidiaries	173.0	175.5
Total stockholders’ equity	1,898.5	1,808.1
Total liabilities and stockholders’ equity	$6,371.8	$5,760.6

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Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited) (1)
(In millions, except share and per share data)
	Three Months Ended March 31,
	2019	2018 (1) (2)

Net revenues	$2,199.9	$2,353.2
Cost of sales:
Cost of materials and other	1,699.4	2,042.8
Operating expenses (excluding depreciation and amortization presented below)	140.9	132.9
Depreciation and amortization	39.3	37.8
Total cost of sales	1,879.6	2,213.5
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	25.8	25.2
General and administrative expenses	62.2	65.2
Depreciation and amortization	7.5	10.2
Other operating expense, net	2.4	0.3
Total operating costs and expenses	1,977.5	2,314.4
Operating income	222.4	38.8
Interest expense	28.7	32.5
Interest income	(2.5)	(0.7)
Income from equity method investments	(2.6)	—
Impairment loss on assets held for sale	—	27.5
Loss on extinguishment of debt	—	9.0
Other income, net	(1.4)	(0.7)
Total non-operating expenses, net	22.2	67.6
Income (loss) from continuing operations before income tax expense (benefit)	200.2	(28.8)
Income tax expense (benefit)	45.8	(11.5)
Income (loss) from continuing operations, net of tax	154.4	(17.3)
Discontinued operations:
Loss from discontinued operations, including gain (loss) on sale of discontinued operations	—	(10.5)
Income tax benefit	—	(2.3)
Loss from discontinued operations, net of tax	—	(8.2)
Net income (loss)	154.4	(25.5)
Net income attributed to non-controlling interests	5.1	14.9
Net income (loss) attributable to Delek	$149.3	$(40.4)

Basic income (loss) per share:
Income (loss) from continuing operations	$1.92	$(0.29)
Loss from discontinued operations	—	(0.20)
Total basic income (loss) per share	$1.92	$(0.49)

Diluted income (loss) per share:
Income (loss) from continuing operations	$1.90	$(0.29)
(Loss) from discontinued operations	—	(0.20)
Total diluted income (loss) per share	$1.90	$(0.49)
Weighted average common shares outstanding:
Basic	77,793,278	82,252,405
Diluted	78,446,690	82,252,405
Dividends declared per common share outstanding	$0.27	$0.20
(1) Certain changes to presentation of the prior period statements of income have been made in order to conform to the current period presentation, primarily relating to the addition of a subtotal entitled 'cost of sales' which includes all costs directly attributable to the generation of the related revenue, as defined by GAAP, and the retitling of what was previously referred to as 'cost of goods sold' to 'cost of materials and other'. Operating expenses and depreciation and amortization related to the wholesale business and the retail business are excluded from cost of sales because they primarily relate to costs associated with selling the products.

(2)
Income tax benefit for the quarter ended March 31, 2018 reflects a correction made in our 2018 Annual Report on Form 10-K (filed on March 1, 2019) to record additional deferred tax expense totaling $5.5 million related to the recognition of a valuation allowance on deferred tax assets recognized in connection with the Big Spring Logistic Assets Acquisition not previously reported in our March 31, 2018 Quarterly Report on Form 10-Q filed on May 10, 2018. Such amount is not considered material to the financial statements or the trend of earnings for that period. See Note 23 to our annual audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K filed on March 1, 2019 for further discussion.

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Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Cash provided by (used in) operating activities - continuing operations	$133.4	$(175.1)
Cash used in operating activities - discontinued operations	—	(15.6)
Net cash provided by (used in) operating activities	133.4	(190.7)
Cash flows from investing activities:
Cash used in investing activities - continuing operations	(127.0)	(32.1)
Cash provided by investing activities - discontinued operations	—	5.5
Net cash used in investing activities	(127.0)	(26.6)
Cash flows from financing activities:
Cash (used in) provided by financing activities - continuing operations	(96.0)	293.4
Cash provided by (used in) financing activities - discontinued operations	—	—
Net cash (used in) provided by financing activities	(96.0)	293.4
Net (decrease) increase in cash and cash equivalents	(89.6)	76.1
Cash and cash equivalents at the beginning of the period	1,079.3	941.9
Cash and cash equivalents at the end of the period	989.7	1,018.0
Less cash and cash equivalents of discontinued operations at the end of the period	—	—
Cash and cash equivalents of continuing operations at the end of the period	$989.7	$1,018.0

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended March 31, 2019
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$1,907.4	$89.6	$197.2	$5.7	$2,199.9
Intercompany fees and sales	184.6	62.9	—	(247.5)	—
Operating costs and expenses:
Cost of materials and other	1,676.7	96.3	163.4	(237.0)	1,699.4
Operating expenses (excluding depreciation and amortization presented below)	121.0	16.1	23.6	6.0	166.7
Segment contribution margin	$294.3	$40.1	$10.2	$(10.8)	$333.8
Depreciation and amortization	31.1	6.5	4.3	4.9	46.8
General and administrative expenses					62.2
Other operating expense, net					2.4
Operating income					$222.4
Total assets	$6,607.2	$640.2	$339.0	$(1,214.6)	$6,371.8
Capital spending (excluding business combinations)	$81.7	$0.9	$5.1	$40.7	$128.4

	Three Months Ended March 31, 2018
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$1,942.8	$106.3	$209.6	$94.5	$2,353.2
Intercompany fees and sales	183.1	61.6	—	(244.7)	—
Operating costs and expenses:
Cost of materials and other	1,878.0	119.0	173.2	(127.4)	2,042.8
Operating expenses (excluding depreciation and amortization presented below)	114.7	12.6	24.5	6.3	158.1
Segment contribution margin	$133.2	$36.3	$11.9	$(29.1)	152.3
Depreciation and amortization	32.2	6.0	6.9	2.9	48.0
General and administrative expenses					65.2
Other operating expense, net					0.3
Operating income					$38.8
Total assets (1)	$5,565.8	$665.9	$325.9	$(472.9)	$6,084.7
Capital spending (excluding business combinations) (2)	$51.5	$2.2	$2.0	$14.4	$70.1

(1)	Assets held for sale of $120.7 million are included in the corporate, other and eliminations segment as of March 31, 2018.

(2)	Capital spending excludes transaction costs capitalized in the amount of $0.4 million during the three months ended March 31, 2018, that relate to the Big Spring Logistic Assets Acquisition.

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Refining Segment	Three Months Ended March 31,
	2019	2018
Tyler, TX Refinery	(Unaudited)
Days in period	90	90
Total sales volume - refined (average barrels per day)(1)	70,028	73,984
Products manufactured (average barrels per day):
Gasoline	39,341	40,670
Diesel/Jet	27,383	27,622
Petrochemicals, LPG, NGLs	2,056	2,077
Other	1,166	1,770
Total production	69,946	72,139
Throughput (average barrels per day):
Crude oil	64,479	65,282
Other feedstocks	6,471	7,180
Total throughput	70,950	72,462
Per barrel of sales:
Tyler refining margin	$22.26	$8.33
Tyler adjusted refining margin	$16.22	$5.95
Direct operating expenses	$4.70	$3.42
Crude Slate: (% based on amount received in period)
WTI crude oil	89.6%	80.6%
East Texas crude oil	9.1%	16.9%
Other	1.3%	2.5%

El Dorado, AR Refinery
Days in period	90	90
Total sales volume - refined (average barrels per day)(2)	52,440	70,590
Products manufactured (average barrels per day):
Gasoline	20,490	35,087
Diesel	15,451	26,295
Petrochemicals, LPG, NGLs	806	1,466
Asphalt	4,825	5,132
Other	639	838
Total production	42,211	68,818
Throughput (average barrels per day):
Crude oil	41,112	68,432
Other feedstocks	2,192	1,778
Total throughput	43,304	70,210
Per barrel of sales:
El Dorado refining margin	$13.45	$13.09
El Dorado adjusted refining margin	$12.67	2.81
Direct operating expenses	$6.69	$5.16
Crude Slate: (% based on amount received in period)
WTI crude oil	41.3%	62.2%
Local Arkansas crude oil	27.7%	20.4%
Other	31.0%	17.4%

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Refining Segment	Three Months Ended March 31,
	2019	2018
Big Spring, TX Refinery	(Unaudited)
Days in period - based on date acquired	90	90
Total sales volume - refined (average barrels per day) (3)	81,849	62,773
Products manufactured (average barrels per day):
Gasoline	38,900	31,127
Diesel/Jet	28,359	19,037
Petrochemicals, LPG, NGLs	3,848	3,024
Asphalt	1,512	1,856
Other	1,237	1,112
Total production	73,856	56,156
Throughput (average barrels per day):
Crude oil	72,329	53,759
Other feedstocks	1,890	1,843
Total throughput	74,219	55,602
Per barrel of sales:
Big Spring refining margin	$18.16	$9.58
Big Spring adjusted refining margin	17.71	$9.63
Direct operating expenses	$3.81	$5.22
Crude Slate: (% based on amount received in period)
WTI crude oil	79.5%	70.1%
WTS crude oil	20.5%	29.9%

Krotz Springs, LA Refinery
Days in period - based on date acquired	90	90
Total sales volume - refined (average barrels per day) (4)	78,231	79,898
Products manufactured (average barrels per day):
Gasoline	38,062	39,071
Diesel/Jet	30,391	31,054
Heavy oils	1,090	1,339
Petrochemicals, LPG, NGLs	7,269	7,752
Other	105	—
Total production	76,917	79,216
Throughput (average barrels per day):
Crude oil	72,330	73,883
Other feedstocks	3,166	3,830
Total throughput	75,496	77,713
Per barrel of sales:
Krotz Springs refining margin	$11.95	$6.92
Krotz Springs adjusted refining margin	10.97	$2.52
Direct operating expenses	$3.89	$3.56
Crude Slate: (% based on amount received in period)
WTI Crude	65.0%	59.4%
Gulf Coast Sweet Crude	35.0%	40.6%

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Pricing statistics
(average for the period presented)
	Three Months Ended March 31,
	2019	2018
	(Unaudited)

WTI — Cushing crude oil (per barrel)	$54.87	$62.89
WTI — Midland crude oil (per barrel)	$53.70	$62.51
WTS -- Midland crude oil (per barrel) (5)	$53.93	$61.46
LLS crude oil (per barrel) (5)	$62.36	$65.82
Brent crude oil (per barrel)	$63.83	$67.21

US Gulf Coast 5-3-2 crack spread (per barrel) (5)	$13.02	$11.53
US Gulf Coast 3-2-1 crack spread (per barrel) (5)	$15.18	$15.31
US Gulf Coast 2-1-1 crack spread (per barrel) (5)	$7.33	$9.72

US Gulf Coast Unleaded Gasoline (per gallon)	$1.52	$1.77
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.88	$1.93
US Gulf Coast high sulfur diesel (per gallon)	$1.75	$1.77
Natural gas (per MMBTU)	$2.87	$2.85

(1)
Total sales volume includes 101 bpd and 132 bpd sold to the El Dorado refinery, 96 bpd and 490 bpd sold to the Big Spring refinery, no bpd and 238 bpd sold to the Krotz Springs refinery and 540 bpd and 1,575 bpd sold to the logistics segment during the three months ended March 31, 2019 and 2018, respectively. Total sales volume excludes 4,578 bpd and 4,475 bpd of wholesale activity during the three months ended March 31, 2019 and 2018, respectively.

(2)
Total sales volume includes 145 bpd and 52 bpd sold to the Tyler refinery, 41,240 bpd and 4,899 bpd sold to the Krotz Springs refinery, 221 bpd and 833 bpd sold to the Big Spring refinery, 52 bpd and no bpd sold to logistics segment and 201 bpd and 25 bpd sold to Alon Asphalt Company during the three months ended March 31, 2019 and 2018, respectively. Total sales volume excludes 64,716 bpd and 53,157 bpd of wholesale activity during the three months ended March 31, 2019 and 2018, respectively.

(3)
Total sales volume includes 812 bpd and 219 bpd sold to the Tyler refinery, 484 bpd and no bpd sold to the El Dorado refinery, 14,359 bpd and 14,216 bpd sold to the retail segment, 10,992 bpd and 5,328 bpd sold to the logistics segment and 1,512 bpd and 1,146 bpd sold to Alon Asphalt Company during the three months ended March 31, 2019 and 2018, respectively. Total sales volume excludes 7,480 bpd and 10,303 bpd of wholesale activity during the three months ended March 31, 2019 and 2018, respectively.

(4)
Sales volume includes 605 bpd and 18,749 bpd sold to the El Dorado refinery and 191 bpd and 222 bpd sold to the Tyler refinery during the three months ended March 31, 2019 and 2018, respectively. Total sales volume excludes 16,428 bpd and 4,239 bpd of wholesale activity during the three months ended March 31, 2019 and 2018, respectively.

(5)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland. The Big Spring and Krotz Springs refineries were acquired July 1, 2017 as part of the Delek US/Alon USA Merger, so Gulf Coast 3-2-1 and 2-1-1 crack spreads, LLS and WTS statistics are presented only for the period Delek US owned these refineries.

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Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (1)
$ in millions, except per share data
	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$22.26	$8.33
Adjustments:
Net inventory valuation (benefit)	(6.04)	(0.07)
Renewable biofuels credit allocated to refinery	—	(2.31)

Adjusted refining margin $/bbl	$16.22	$5.95

El Dorado (3)
Reported refining margin, $ per barrel	$13.45	$13.09
Adjustments:
Net inventory valuation (benefit) loss	(0.78)	0.01
RIN waiver	—	(9.34)
Renewable biofuels credit allocated to refinery	—	(0.95)

Adjusted refining margin $/bbl	$12.67	$2.81

Big Spring (4)
Reported refining margin, $ per barrel	$18.16	$9.58
Adjustments:
Net inventory valuation (benefit) loss	(0.45)	0.05

Adjusted refining margin $/bbl	$17.71	$9.63

Krotz Springs (5)
Reported refining margin, $ per barrel	$11.95	$6.92
Adjustments:
Net inventory valuation (benefit)	(0.98)	(0.01)
RIN waiver	—	(4.39)

Adjusted refining margin $/bbl	$10.97	$2.52

(1)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(2)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit - There was approximately $38.1 million and $0.5 million of valuation benefit in the first quarter 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.
Biodiesel tax credit allocation - There was approximately $15.4 million related to the biodiesel tax credit that was allocated to Tyler in the first quarter of 2018 that is included in the renewables portion of the refining segment.

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(3)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were $3.7 million and $(0.1) million of valuation benefit (loss) in the first quarter 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.
RIN waiver - During the first quarter 2019, the Environmental Protection Agency did not finalize its decision related to small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. In March 2018, the El Dorado refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $59.3 million recognized in the first quarter 2018.
Biodiesel tax credit allocation - There was approximately $0.0 million and $6.0 million related to the biodiesel tax credit that was allocated to El Dorado in the first quarter 2019 and 2018, respectively, that is included in the renewables portion of the refining segment.

(4)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were approximately $3.3 million and $(0.3) million of valuation benefit (loss) in the first quarter 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective period.

(5)	Krotz Springs adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $6.9 million and $0.0 million of valuation benefit in the first quarter 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the period.
RIN waiver - During the first quarter 2019, the Environmental Protection Agency did not finalize its decision related to small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. In March 2018, the Krotz Springs refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $31.6 million recognized in the first quarter 2018.

Logistics Segment	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	28,683	54,728
Refined products pipelines	23,092	49,754
SALA Gathering System	16,998	16,672
East Texas Crude Logistics System	18,113	18,062

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	68,577	73,244
West Texas marketing throughputs (average bpd)	13,314	15,942
West Texas gross margin per barrel	$3.56	$5.16
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	87,741	75,139
Terminalling throughputs (average bpd) (3)	152,469	143,476
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the three months ended March 31, 2018 are for the 31 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 31, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 31 days we operated the terminal following its acquisition effective March 31, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the three months ended March 31, 2018 was 11.3 million barrels, which averaged 125,639 barrels per day for the period.

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Retail Segment	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Number of stores (end of period)	281	298
Average number of stores	281	299
Retail fuel sales (thousands of gallons)	53,890	53,699
Average retail gallons per average number of stores (in thousands)	199	185
Retail fuel margin ($ per gallon)	$0.19	$0.19
Merchandise sales (in millions)	$75.3	$80.5
Merchandise sales per average number of stores (in millions)	$0.3	$0.3
Merchandise margin %	31.0%	30.2%

Three Months Ended March 31, 2019
Change in same-store fuel gallons sold	4.1%
Change in same-store merchandise sales	0.8%

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended March 31,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income	2019	2018
	(Unaudited)
Reported net income (loss) attributable to Delek	$149.3	$(40.4)

Adjustments
Net inventory valuation (benefit) loss	(52.1)	(0.9)
Tax effect of inventory valuation	11.3	0.2
Net after tax inventory valuation (benefit) loss	(40.8)	(0.7)

Adjusted unrealized hedging loss	13.4	7.8
Tax effect of adjusted unrealized hedging	(3.0)	(1.8)
Net after tax adjusted unrealized hedging loss	10.4	6.0

Transaction related expenses	3.0	10.5
Tax effect of transaction related expenses	(0.7)	(2.2)
Net after tax transaction related expenses	2.3	8.3

Tax Cuts and Jobs Act adjustment (benefit)	—	(7.4)
Tax effect of Tax Cuts and Jobs Act adjustment	—	—
Net after tax Tax Cuts and Jobs Act adjustment (benefit)	—	(7.4)

Loss on extinguishment of debt	—	9.0
Tax effect of loss on extinguishment of debt	—	(2.1)
Net after tax loss on extinguishment of debt	—	6.9

Impairment loss on assets held for sale	—	27.5
Tax effect of impairment loss on assets held for sale	—	(0.5)
Net after tax impairment loss on assets held for sale	—	27.0

Discontinued operations loss	—	10.5
Tax effect of discontinued operations	—	(2.3)
Net after tax discontinued operations loss	—	8.2

Income attributable to non-controlling interest of discontinued operations	—	10.5
Tax effect of income attributable to non-controlling interest of discontinued operations	—	(2.4)
Net after tax income attributable to non-controlling interest of discontinued operations	—	8.1

Tax adjustment related to unrealizable deferred taxes created in Big Spring Asset Acquisition	—	5.5

Total after tax adjustments	(28.1)	61.9

Adjusted net income	$121.2	$21.5

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended March 31,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income per share	2019	2018
	(Unaudited)

Reported diluted income per share	$1.90	$(0.49)

Adjustments, after tax (per share) (1)
Net inventory valuation gain	(0.52)	(0.01)
Adjusted unrealized hedging loss	0.13	0.07
Transaction related expenses	0.03	0.10
Tax Cuts and Jobs Act adjustment (benefit)	—	(0.09)
Impairment loss on assets held for sale	—	0.33
Loss on extinguishment of debt	—	0.08
Discontinued operations loss	—	0.10
Net income attributable to non-controlling interest of discontinued operations	—	0.10
Tax adjustment related to unrealizable deferred taxes created in Big Spring Asset Acquisition	—	0.07

Total adjustments	(0.36)	0.75
Adjusted net income per share	$1.54	$0.26
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended March 31,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted EBITDA	2019	2018
	(Unaudited)
Reported net income (loss) attributable to Delek	$149.3	$(40.4)

Add:
Interest expense, net	26.2	31.8
Loss on extinguishment of debt	—	9.0
Income tax expense (benefit) - continuing operations	45.8	(11.5)
Depreciation and amortization	46.8	48.0
EBITDA	268.1	36.9

Adjustments
Net inventory valuation (gain) loss	(52.1)	(0.9)
Adjusted unrealized hedging loss	13.4	7.8
Transaction related expenses	3.0	10.5
Impairment loss on assets held for sale	—	27.5
Discontinued operations loss, net of tax	—	8.2
Net income attributable to non-controlling interest	5.1	14.9
Total adjustments	(30.6)	68.0

Adjusted EBITDA	$237.5	$104.9

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	Three Months Ended March 31,
Reconciliation of Refining Segment Gross Margin to Refining Margin	2019	2018
	(Unaudited)
Net revenues	$2,092.0	$2,125.9
Cost of sales	1,828.8	2,024.9
Gross margin	263.2	101.0
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	121.0	114.7
Depreciation and amortization	31.1	32.2
Refining margin	$415.3	$247.9

	Three Months Ended March 31,
Reconciliation of Unrealized (Gains) Losses on Economic Hedge Commodity Derivatives Not Designated as Hedges to Adjusted Unrealized Hedging (Gains) Losses	2019	2018
	(Unaudited)
Unrealized loss on economic hedge commodity derivatives not designated as hedges	$27.1	$14.8
Reversal of prior period unrealized gain where the instrument has matured but has not cash settled as of period end	(8.1)	(4.6)
Removal of portion of unrealized loss where the instrument has matured but has not cash settled as of period end	(5.6)	(2.4)
Adjusted unrealized hedging loss	$13.4	$7.8

Reconciliation of Forecast Incremental U.S. GAAP Net Income (Loss) to Forecast Incremental EBITDA for Alkylation Project	Annual Forecast

Forecasted Incremental Net Income	$33.2
Add Forecasted Incremental Amounts for:
Interest Expense, net	—
Income tax expense	9.9
Depreciation and amortization	6.9
Forecasted Incremental EBITDA	$50.0

Investor Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
615-435-1407

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